Exhibit 99.2

McDonald’s Names Ian Borden as President, International
Newly created role encompasses all international markets, reporting to CEO

CHICAGO, December 10, 2019 /PRNewswire/ -- McDonald's Corporation ("the Company") (NYSE: MCD) today announced that Ian Borden, most recently President, International Developmental Licensed (IDL) Markets, has been appointed to President, International, effective immediately. Borden will continue reporting to Chris Kempczinski, McDonald’s President and Chief Executive Officer. This announcement follows the appointment of Joe Erlinger to President, McDonald's USA.

In his new role, Borden will assume oversight for all international markets, including International Operated Markets (IOM) which include all wholly-owned markets outside of the U.S., in addition to the more than 80 markets in the IDL segment that he oversees in his current role.

“Ian has a proven record of focusing on the customer to deliver profitable business growth while strengthening collaboration with our global franchisee community,” said Chris Kempczinski, McDonald’s President and Chief Executive Officer. “His deep experiences leading McDonald’s in markets across the world uniquely position him to connect the dots to drive strong results. I’m delighted to announce his expanded role for McDonald’s and am confident he and the talented leaders in our wholly-owned and developmentally licensed markets will make McDonald’s even better throughout the communities in which we operate.”

Borden said: “Our international markets have strong momentum and incredible growth opportunities. I look forward to working closely with franchisees, suppliers and company teams across all of our international markets to strengthen the ties between McDonald’s and our customers.”

About Ian Borden
Borden joined McDonald’s 25 years ago. Most recently, he served as President, IDL Markets with responsibility for over 80 markets around the world. Previously, he worked in operational leadership roles in international markets and also served as Chief Financial Officer of the Asia-Pacific, Middle East and Africa segment.

About McDonald’s
McDonald’s is the world's leading global foodservice retailer with over 38,000 locations in over 100 countries. Approximately 93% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.

FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K. The Company undertakes no obligations to update such forward-looking statements, except as may otherwise be required by law.

Contact:
Media: press@us.mcd.com, Investors: investor.relations@us.mcd.com